Exhibit 99.1

January 18, 2017	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release:	Immediately
Refer to:	Lauren Zierke; lauren_zierke@lilly.com; (317) 277-6524 (Media)
Phil Johnson; johnson_philip_l@lilly.com; (317) 655-6874 (Investors)

Lilly and CoLucid Pharmaceuticals Announce Agreement for Lilly To Acquire CoLucid

$960 million deal will enhance Lilly’s existing pain management portfolio for migraine; adds potential near-term launch to its late-stage pipeline

INDIANAPOLIS, IN and CAMBRIDGE, MA, January 18, 2017– Eli Lilly and Company (NYSE:LLY) and CoLucid Pharmaceuticals, Inc. (NASD:CLCD) today announced an agreement for Lilly to acquire CoLucid for $46.50 per share or approximately $960 million. This all-cash transaction will enhance Lilly’s existing portfolio in pain management for migraine, while adding a potential near-term launch to its late-stage pipeline.

CoLucid Pharmaceuticals is a public biopharmaceutical company developing an oral 5-HT1F agonist (lasmiditan) for the acute treatment of migraine. CoLucid has completed the first of two pivotal Phase 3 trials. A data read-out for the second Phase 3 trial, SPARTAN, is expected in the second half of 2017. If this trial is positive, submission of lasmiditan for U.S. regulatory approval could occur in 2018.

More than 36 million people suffer from migraine in the United States alone. Lasmiditan, if approved, would be a first-in-class therapy to treat migraine through a novel mechanism of action without vasoconstriction. This could be desirable in migraine patients who have, or are at risk for, cardiovascular disease, as well as those who are dissatisfied with their current therapies.

Lasmiditan is an important addition to Lilly’s emerging pain management pipeline, which includes galcanezumab, a potential medicine in Phase 3 clinical development for the prevention of migraine and cluster headache. In addition, tanezumab is being studied, in collaboration with Pfizer, for the treatment of multiple pain indications, including osteoarthritis, lower back and cancer pain.

“Lasmiditan is a novel, first-in-class molecule that could represent the first significant innovation for the acute treatment of migraine in more than 20 years, and CoLucid has made significant progress in advancing this potential medicine,” said David A. Ricks, Lilly’s president and chief executive officer. “This innovation, along with galcanezumab, could offer important options for the millions of patients suffering from migraine.”

Lasmiditan was originally discovered at Lilly and was out-licensed to CoLucid in 2005. Over the past 12 years, CoLucid has taken important steps to decrease the risk related to development and commercialization of lasmiditan as evident by the first positive Phase 3 trial. At the time lasmiditan was out-licensed, pain management was not a strategic area of focus for Lilly. Lilly has since reorganized its research and development efforts to focus on migraine as part of its emerging therapeutic area of pain.

“We are excited that lasmiditan will be back at Lilly, where it was originally discovered, for the conclusion of Phase 3 development and potential commercialization,” said, Thomas P. Mathers, CoLucid’s chief executive officer. “We are proud of the work that CoLucid has done to develop lasmiditan, and we believe Lilly’s expertise in pain and commitment to innovation are a natural fit to potentially bring this medicine to patients.”

Under the terms of the agreement, Lilly will acquire all shares of CoLucid Pharmaceuticals for a purchase price of $46.50 per share or approximately $960 million. The transaction is expected to close by the end of the first quarter of 2017, subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

While the financial charge will not be finalized until after completion of the acquisition, Lilly is expecting to recognize a financial charge of approximately $850 million (no tax benefit), or approximately $0.80 per share, as an acquired in-process research and development charge to earnings in the first quarter of 2017. The company’s reported earnings per share guidance in 2017 is expected to be reduced by the amount of the charge. There will be no change to the company’s non-GAAP earnings per share guidance as a result of this transaction.

Goldman, Sachs & Co. is acting as the exclusive financial advisor, and Weil, Gotshal & Manges LLP is acting as legal advisor to Lilly in this transaction. MTS Health Partners is acting as the exclusive financial advisor, and Faegre Baker Daniels LLP is acting as legal advisor to CoLucid.

About Eli Lilly and Company

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and www.lilly.com/newsroom/social-channels.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing lasmiditan oral tablets for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of Lilly’s acquisition of CoLucid Pharmaceuticals. It reflects Lilly’s current belief, however, as with any such undertaking, there are substantial risks and uncertainties in implementing the transaction and in drug development. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the transaction, that the molecules will be approved on the anticipated timeline or at all, or that the potential products will be commercially successful. For further discussion of these and other risks and uncertainties, see Lilly’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission. Except as required by law, Lilly undertakes no duty to update forward-looking statements to reflect events after the date of this release.

Additional Information about the Acquisition and Where to Find It

The tender offer for the outstanding shares of CoLucid Pharmaceuticals, Inc. (“CoLucid”) referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CoLucid, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and CoLucid will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of CoLucid are urged to read these documents when they become available because they will contain important information that holders of CoLucid securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of CoLucid at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and CoLucid file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Lilly or CoLucid at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Lilly’s and CoLucid’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

C-LLY

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